    As filed with the Securities and Exchange Commission on December 14, 2001
                                                 Registration No. 333-__________
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                               __________________
                                    FORM S-8
                             REGISTRATION STATEMENT
                                      Under
                           The Securities Act of 1933
                               __________________
                                  PC-TEL, INC.
             (Exact name of Registrant as specified in its charter)
                               __________________

               Delaware                                  77-0364943
   (State or other jurisdiction of                    (I.R.S. Employer
    incorporation or organization)                 Identification Number)

                             1331 California Circle
                           Milpitas, California 95035
                                 (408) 965-2100
                    (Address of principal executive offices)
                               __________________
  Stock Option Agreement dated November 15, 2001 in favor of Jeffrey A. Miller for an option to purchase 150,000 shares of PC-Tel, Inc. Common Stock

     Stock Option Agreement dated November 15, 2001 in favor of John Schoen for an option to purchase 150,000 shares of PC-Tel, Inc. Common Stock
                               __________________
                                  Martin Singer
                Chairman of the Board and Chief Executive Officer
                             1331 California Circle
                               Milpitas, CA 95035
                                 (408) 965-2100
   (Name and address and telephone number, including area code, of agent for service)
                               __________________
                                    Copy to:
                             Douglas H. Collom, Esq.
                        Wilson Sonsini Goodrich & Rosati
                            Professional Corporation
                               650 Page Mill Road
                               Palo Alto, CA 94304
                                 (650) 493-9300
                               __________________

                                          CALCULATION OF REGISTRATION FEE
========================================================================================================================
                                                                       Proposed           Proposed
                                                                        Maximum            Maximum
           Title of Each Class                      Amount             Offering           Aggregate        Amount of
             of Securities to                       to be                Price            Offering        Registration
              be Registered                       Registered           Per Share            Price             Fee
========================================================================================================================
Common Stock ($0.001 par value) issuable under:
------------------------------------------------------------------------------------------------------------------------
Stock Option Agreement dated  November 15,
2001 in favor of Jeffrey A.  Miller for an
option  to  purchase   150,000  shares  of
PC-Tel, Inc. Common Stock ................          150,000            $ 8.00/(1)/      $ 1,200,000/(1)/     $ 286.80
------------------------------------------------------------------------------------------------------------------------
Stock Option Agreement dated November 15,
2001 in favor of John Schoen for an
option to purchase 150,000 shares of
PC-Tel, Inc. Common Stock ................          150,000            $ 8.00/(1)/      $ 1,200,000/(1)/     $ 286.80
------------------------------------------------------------------------------------------------------------------------
Total.....................................          300,000                             $ 2,400,000          $ 573.60
========================================================================================================================

(1) Estimated in accordance with Rule 457(h) promulgated under the Securities Act of 1933, as amended (the "Securities Act"), solely for the purpose of computing the amount of the registration fee based on the exercise price of $8.00 per share covering authorized but unissued shares under the noted agreement.

================================================================================

                                     PART II

                 INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.
------  ---------------------------------------

        PC-Tel, Inc. ("PC-Tel") hereby incorporates by reference in this registration statement the following documents:

        (a) PC-Tel's Annual Report on Form 10-K for the fiscal year ended December 31, 2000, filed pursuant to Section 13 of the Securities Exchange Act of 1934 (the "Exchange Act").

        (b) PC-Tel's Quarterly Reports on Form 10-Q for the quarters ended March 31, 2001, June 30, 2001 and September 30, 2001, filed pursuant to Section 13 of the Exchange Act.

        (c) The description of PC-Tel's common stock contained in PC-Tel's Registration Statement on Form 8-A, filed August 23, 1999 pursuant to Section 12(g) of the Exchange Act.

        All documents subsequently filed by PC-Tel pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this registration statement which indicates that all securities offered hereby have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents.

Item 4. Description of Securities.
------  -------------------------

        Not applicable.

Item 5. Interests of Named Experts and Counsel.
------  --------------------------------------

        Not applicable.

Item 6. Indemnification of Directors and Officers.
------  -----------------------------------------

        Section 145 of the Delaware General Corporation Law permits a corporation to include in its charter documents and in agreements between the corporation and its directors and officers provisions expanding the scope of indemnification beyond that specifically provided by the current law.

        The Eighth Article of PC-Tel's Amended and Restated Certificate of Incorporation provides for the indemnification of directors and officers to the fullest extent permissible under Delaware law.

        Article VI of PC-Tel's Bylaws provides for the indemnification of directors, officers, employees and other agents acting on behalf of PC-Tel to the fullest extent permissible under the General Corporation Law of Delaware. PC-Tel's Bylaws also permit PC-Tel to secure insurance on behalf of any officer, director, employee or other agent against any liability asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not PC-Tel would have the power to indemnify him or her under the General Corporation Law of Delaware.

        PC-Tel has entered into indemnification agreements with its directors and executive officers, in addition to the indemnification provided for in PC-Tel's Bylaws, and intends to enter into indemnification agreements with any new directors and executive officers in the future.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, or persons controlling PC-Tel pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. At present, there is no pending litigation or proceeding involving any of PC-Tel's directors, officers, employees or other agents in which indemnification is being sought, nor is PC-Tel aware of any threatened litigation that may result in a claim for indemnification by any of PC-Tel's directors, officers, employees or other agents.

Item 7.  Exemption From Registration Claimed.
------   -----------------------------------

         Not applicable.

Item 8.  Exhibits.
------   --------

              Exhibit
              Number                       Description
         --------------  -------------------------------------------------------
               5.1       Opinion of Wilson Sonsini Goodrich & Rosati, P.C.

               10.1 Stock Option Agreement dated November 15, 2001 in favor of Jeffrey A. Miller for an option to purchase 150,000 shares of PC-Tel, Inc. Common Stock

               10.2 Stock Option Agreement dated November 15, 2001 in favor of John Schoen for an option to purchase 150,000 shares of PC-Tel, Inc. Common Stock

               23.1      Consent of Arthur Andersen LLP, Independent Public
                         Accountants

               23.2 Consent of Wilson Sonsini Goodrich and Rosati, P.C. (contained in Exhibit 5.1)

               24.1      Power of Attorney (See page II-3)

Item 9.  Undertakings.
------   ------------

         PC-Tel hereby undertakes:

         (a)  Rule 415 offering.

              (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

              (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

              (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b)   Filing incorporating subsequent Exchange Act documents by reference.
           -------------------------------------------------------------------

     PC-Tel hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of PC-Tel's annual report pursuant to
Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c)   Request for acceleration of effective date or filing of registration
           --------------------------------------------------------------------
statement on Form S-8.
---------------------

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of PC-Tel pursuant to the foregoing provisions, or otherwise, PC-Tel has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of PC-Tel in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, PC-Tel will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Milpitas, State of California, on this 14th day of December, 2001.

                                  PCTEL, INC.

                                  By: /s/ MARTIN SINGER
                                      -----------------------------------------
                                      Martin  Singer
                                      Chairman of the Board and Chief Executive
                                      Officer

                                POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Martin Singer and John Schoen and each one of them, acting individually and without the other, as his attorney-in-fact, each with full power of substitution, for him in any and all capacities, to sign any and all amendments to this Registration Statement on Form S-8, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

        Signature                                      Title                                 Date
        ---------                                      -----                                 ----
  /s/ MARTIN SINGER                  Chairman of the Board, Chief Executive Officer    December 14, 2001
---------------------------          (Principal Executive Officer) and Director
      Martin Singer

  /s/ JOHN SCHOEN                    Chief Operating Officer and Chief Financial       December 14, 2001
---------------------------          Officer (Principal Financial and Accounting
      John Schoen                    Officer)

  /s/ RICHARD C. ALBERDING           Director                                          December 14, 2001
--------------------------
      Richard C. Alberding

  /s/ PETER CHEN                     Director                                          December 14, 2001
---------------------------
      Peter Chen

  /s/ GIACOMO MARINI                 Director                                          December 14, 2001
---------------------------
      Giacomo Marini

  /s/ MIKE MIN-CHU CHEN              Director                                          December 14, 2001
---------------------------
      Mike Min-Chu Chen

  /s/ CARL A. THOMSEN                Director                                          December 14, 2001
---------------------------
      Carl A. Thomsen